                          EXPENSE LIMITATION AGREEMENT

     EXPENSE LIMITATION AGREEMENT, effective as of December 28, 2004 among Enterprise Capital Management, Inc. (the "Manager"), AXA Equitable Life Insurance Company ("AXA Equitable"), and The Enterprise Group of Funds II, Inc. (the "Corporation"), on behalf of each series of the Corporation set forth in Schedule A attached hereto (each, a "Fund", and collectively, the "Funds").

     WHEREAS, the Corporation is a Maryland corporation organized under Articles of Incorporation ("Articles"), and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Corporation;

     WHEREAS, the Corporation and the Manager have entered into an Investment Management Agreement dated December 28, 2004 ("Management Agreement"), pursuant to which the Manager provides investment management services to each Fund except the Enterprise Money Market Fund ("Money Market Fund"), for compensation based on the value of the average daily net assets of each such Fund;

     WHEREAS, the Corporation and AXA Equitable have entered into an Interim Investment Management Agreement dated December 28, 2004 (collectively, with the Management Agreement, the "Management Agreements"), pursuant to which AXA Equitable provides investment management services to the Enterprise Money Market Fund for compensation based on the value of the average daily net assets of such Fund;

     WHEREAS, the Corporation, the Manager, and AXA Equitable have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund would normally be subject in order to maintain each Fund's expense ratios at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Fund in Schedule A hereto; and

     NOW THEREFORE, the parties hereto agree as follows:

1.   Expense Limitation.

     1.1. Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to organizational costs and investment management fees of the Manager, or AXA Equitable, in the case of the Money Market Fund (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund's business and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) ("Fund Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Manager, or of AXA Equitable in the case of the Money Market Fund.

     1.2. Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

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     1.3. Method of Computation. To determine the Manager's liability, or AXA
Equitable's liability with regard to the Money Market Fund, with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Manager, or AXA Equitable with regard to the Money Market Fund shall first waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment management fee for any such month is insufficient to pay the Excess Amount, the Manager, or AXA Equitable with regard to the Money Market Fund, may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment management fee, is sufficient to pay such Excess Amount.

     1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Manager, or AXA Equitable in the case of the Money Market Fund, to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.   Reimbursement of Fee Waivers and Expense Reimbursements.

     2.1. Reimbursement. If in any year in which the Management Agreements are still in effect, the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, the Manager, or AXA Equitable in the case of the Money Market Fund, shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the investment management fees waived or reduced and other payments remitted by the Manager, or AXA Equitable in the case of the Money Market Fund, to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Manager, or AXA Equitable in the case of the Money Market Fund, may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment management fees previously waived or reduced by the Manager, or AXA Equitable in the case of the Money Market Fund, and all other payments remitted by the Manager to the Fund, or AXA Equitable in the case of the Money Market Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Manager, or AXA Equitable in the case of the Money Market Fund, pursuant to Section 2.2 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

     2.2. Method of Computation. To determine each Fund's accrual, if any, to reimburse the Manager, or AXA Equitable in the case of the Money Market Fund, for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, such Fund, shall accrue into its net asset value an amount payable to the Manager, or AXA Equitable in the case of the Money Market Fund, sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Manager, or AXA Equitable in the case of the Money Market Fund, will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of a Fund are below the Maximum Annual Operating Expense Limit, a liability will be accrued daily for these amounts.

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     2.3. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

     2.4. Limitation of Liability. The Manager, or AXA Equitable in the case of the Money Market Fund, shall look only to the assets of the Fund for which it waived or reduced fees or remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Funds, nor any of the Corporation's directors, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3.   Term and Termination of Agreement.

     This Agreement shall continue in effect with respect to all Funds until February 28, 2006 and shall thereafter continue in effect with respect to each Fund from year to year provided such continuance is specifically approved by both a majority of the Directors of the Corporation who (i) are not "interested persons" of the Corporation or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Directors"), the Manager and AXA Equitable. This Agreement shall terminate automatically upon the termination of the Management Agreements; provided, however, that a Fund's obligation to reimburse the Manager, or AXA Equitable in the case of the Money Market Fund, as described above, will survive the termination of this Agreement unless the Corporation, the Manager and AXA Equitable agree otherwise.

4.   Miscellaneous.

     4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2. Interpretation. Nothing herein contained shall be deemed to require the Corporation or the Funds to take any action contrary to the Corporation's Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Corporation's Board of Directors of its responsibility for and control of the conduct of the affairs of the Corporation or the Funds.

     4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreements or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreements or the 1940 Act.

     IN WITNESS WHEREOF, the parties have caused this Expense Limitation Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

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                                      THE ENTERPRISE GROUP OF FUNDS II, INC.,
                                      ON BEHALF OF EACH OF ITS FUNDS,
                                      OTHER THAN ENTERPRISE MONEY
                                      MARKET FUND


                                      By: /s/ Kenneth T. Kozlowski
                                          --------------------------------------
                                          Kenneth T. Kozlowski
                                          Treasurer and Chief Financial Officer


                                      AXA EQUITABLE LIFE INSURANCE COMPANY,
                                      ON BEHALF OF THE ENTERPRISE MONEY
                                      MARKET FUND


                                      By: /s/ Steven M. Joenk
                                          --------------------------------------
                                          Steven M. Joenk
                                          Senior Vice President


                                      ENTERPRISE CAPITAL MANAGEMENT, INC.


                                      By: /s/ Steven M. Joenk
                                          --------------------------------------
                                          Steven M. Joenk
                                          President

                                   SCHEDULE A
                     MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of The Enterprise Group of Funds II, Inc. (the "Corporation"):

Name of Fund                      Maximum Annual Operating Expense Limit
------------                      --------------------------------------
                                   Class A   Class B   Class C   Class Y
                                   -------   -------   -------   -------
Capital Appreciation Fund           1.75%     2.30%     2.30%     1.30%
Deep Value Fund                     1.50%     2.05%     2.05%     1.05%
Equity Fund                         1.60%     2.15%     2.15%     1.15%
Equity Income Fund                  1.50%     2.05%     2.05%     1.05%
Global Financial Services Fund      1.75%     2.30%     2.30%     1.30%
Global Socially Responsive Fund     1.75%     2.30%     2.30%     1.30%
Government Securities Fund          1.25%     1.80%     1.80%     0.80%
Growth and Income Fund              1.50%     2.05%     2.05%     1.05%
Growth Fund                         1.60%     2.15%     2.15%     1.15%
High-Yield Bond Fund                1.30%     1.85%     1.85%     0.85%
International Growth Fund           1.85%     2.40%     2.40%     1.40%
Managed Fund                        1.45%     2.00%     2.00%     1.00%
Mergers and Acquisition Fund        1.90%     2.45%     2.45%     1.45%
Money Market Fund                   0.70%     0.70%     0.70%     0.70%
Multi-Cap Growth Fund               2.00%     2.55%     2.55%     1.55%
Short Duration Bond Fund            0.90%     1.65%     1.65%     0.65%
Small Company Growth Fund           1.65%     2.20%     2.20%     1.20%
Small Company Value Fund            1.75%     2.30%     2.30%     1.30%
Strategic Allocation Fund           1.50%     2.05%     2.05%     1.05%
Tax-Exempt Income Fund              1.10%     1.65%     1.65%     0.65%
Technology Fund                     1.90%     2.45%     2.45%     1.45%
Total Return Fund                   1.35%     1.90%     1.90%     0.90%